AMENDMENT NO. 2 TO THE AMENDED AND RESTATED BYLAWS OF
THE DREYFUS/LAUREL FUNDS TRUST
(Formerly, THE BOSTON COMPANY FUND)

As of April 22, 2004, Articles 2 and 11 of the Bylaws of The Dreyfus/Laurel Funds
Trust are amended as follows:
ARTICLE 2

Meetings of Trustees

Section 2.6 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting if written consents thereto are signed by a majority of the Trustees and such written consents are filed with the records of the meetings of the board.

ARTICLE 11

Shareholders

Section 11.3 Voting – Proxies. At all meetings of shareholders, every shareholder of record entitled to vote thereat may vote either in person or by proxy, provided that such proxy is authorized to act by (1) a written instrument executed either by the shareholder or by his duly authorized attorney in fact (who may be so authorized by a writing or by any non-written means permitted by the laws of the Commonwealth of Massachusetts) or (2)
electronic, telephonic, facsimile, computerized means or such other alternative means as may be approved by a resolution adopted by the Trustees.

Steven F. Newman
Secretary